Exhibit 99

News Release

ExxonMobil

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

972 444 1107 Telephone

972 444 1138 Facsimile

Contact:  Sandy Duhe, ExxonMobil

972-444-1107

FOR IMMEDIATE RELEASE

WEDNESDAY, FEBRUARY 18, 2004

EXXONMOBIL REPLACES PRODUCTION FOR TENTH YEAR IN A ROW

IRVING, TEXAS, February 18 -- Exxon Mobil Corporation announced today that additions to its worldwide proved oil and gas reserves totaled 1.7 billion oil-equivalent barrels in 2003, replacing 105 percent of production, including property sales.  Excluding property sales, reserve replacement totaled 107 percent of production.

Exxon Mobil Corporation Chairman Lee Raymond said, "This marks the tenth year in a row that proved reserves additions have more than replaced our produced volumes.  The annual reporting of reserves is the product of our long-standing processes within the Corporation which ensure consistency and management accountability with respect to all reserve bookings.  All reserve additions and revisions follow a rigorous and structured management review process stewarded by a team of experienced reserve experts with global responsibilities."

The 2003 results were led by significant reserve additions from ExxonMobil's growth areas in the Caspian Region developments including the Kashagan field and expansions to the Tengiz and Azeri-Chirag-Guneshli fields, in Qatar from ExxonMobil's participation in the development of the North Field gas resource, in West Africa from developments in Nigeria and Chad and from new developments and established operations in Europe.  These reserve bookings were subject

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 to the company's rigorous review process and reflect developments with substantial funding commitments as well as revisions (both positive and negative) to existing fields following additional drilling, reservoir performance data, or study activities.

Production totaled 1.6 billion oil-equivalent barrels in 2003.  Liquids production was 912 million barrels, and gas production totaled 4.0 trillion cubic feet.

With 22.0 billion barrels of proved oil and gas reserves at yearend 2003, ExxonMobil's reserve life at current production rates is nearly 14 years.

RESOURCE ADDITIONS TOTAL 2.1 BILLION BARRELS

For total resources, ExxonMobil added 2.1 billion net oil-equivalent barrels in 2003 to the industry's largest resource base.  Additions to the resource base were characterized by geographically diverse and high quality discoveries from drilling and acquisition of discovered but undeveloped resources.  The company's total oil and gas resource base of over 72 billion oil-equivalent barrels includes proved reserves and other discovered resources that will likely be developed.

Key 2003 additions were associated with successful exploration drilling campaigns in Angola, Nigeria, Canada, Brazil, Kazakhstan, and the United States as well as additional resources underpinning new liquefied natural gas developments in Qatar.

CAUTIONARY NOTE:  The term "resource base" includes quantities of discovered oil and gas that are not yet classified as proved reserves but that we believe will likely be developed in the future.  The term "reserves," as used in this release, includes proved reserves from Syncrude tar sands operations in Canada which are treated as mining operations in our SEC reports.